Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ  07922

Genta Initiates Front-Line Combination Trial of Tesetaxel in Patients with Advanced Gastric Cancer

--Trial Opening in Seoul, Korea Adds Tesetaxel to Global Standard of Care

-- Program Seeks to Improve Patient Outcomes and Reduce Side Effects

BERKELEY HEIGHTS, NJ – May 3, 2011 – Genta Incorporated (GNTA.OB) today announced that the Company has initiated a new clinical trial of tesetaxel in Korea as part of a comprehensive global initiative to replace standard taxanes as treatment for patients with advanced gastric cancer.  In this trial, tesetaxel -- the leading oral taxane in clinical development -- will be combined with cisplatin and capecitabine (Xeloda®; Hoffmann LaRoche, Inc.)  The new trial will open at the Severance Hospital, Yonsei University, in Seoul, Korea with Dr. Sun Young Rha, MD PhD, acting as lead investigator.

The trial will be conducted in two phases in patients who have not previously received chemotherapy for advanced disease.  The first phase will test full doses of cisplatin and capecitabine administered in combination with escalating doses of tesetaxel to determine safety.  The second phase will examine the anticancer activity of the triple-drug combination.  The primary endpoint of the second phase is progression-free survival at 6 months, with secondary endpoints of objective response, durable response, and disease control.  The second phase will be conducted as a multicenter trial.  Approximately 60 subjects will be enrolled in both phases of the study.

Genta has indicated that gastric cancer is a key initial target for registration studies with tesetaxel.  Gastric cancer is the most prevalent tumor type in Korea and many other countries in East Asia.  The global standard of care for advanced gastric cancer is the combination of a platinum-containing drug (cisplatin, oxaliplatin, or carboplatin) plus a fluoropyrimidine (5-fluorouracil [5-FU], capecitabine, or S-l).  One standard taxane (docetaxel; Taxotere® [Sanofi Aventis]) has been approved for 1st-line use in advanced gastric cancer when combined with cisplatin and 5-FU, having demonstrated improved progression-free survival in a randomized trial.

“While our earlier programs in gastric cancer have focused on 2nd-line use, this study represents our initial effort to document utility as a 1st-line agent”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “We hope to demonstrate both activity and an improved side-effect profile that would allow us to rapidly advance tesetaxel into global pivotal studies in previously untreated patients with this devastating and increasingly common disease.”

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

Tesetaxel in Advanced Gastric Cancer

In the completed Phase 2 study, 35 patients with advanced gastric cancer were treated with tesetaxel at doses ranging from 27 to 35 mg/m2 once every three weeks.  All patients had received extensive prior treatment, having failed a combination regimen that included cisplatin plus 5-fluorouracil or capecitabine (Xeloda®; Hoffmann-La Roche, Inc.).  All but 2 of these patients had also received a third chemotherapy drug along with this regimen.  Final intent-to-treat analysis, including all patients enrolled in the study, showed that 5 patients achieved a partial response, 2 patients achieved a partial response unconfirmed by CT scan, and 14 patients achieved stable disease, for an overall major response rate of 20% and a disease-control rate of 60%.  The most serious adverse reaction was Grade 3-4 neutropenia, which occurred in 57% of patients.

Genta has also completed a dose-ranging study of tesetaxel combined with capecitabine.  Results showed that full doses of both drugs could be co-administered, adverse reactions were similar to the profile for each drug administered separately, and there was no pharmacokinetic demonstration of a drug-drug interaction.

About Gastric Cancer

Cancer of the stomach (gastric cancer) is the second most common cause of death worldwide due to cancer.  The disease is the fourth most common type of cancer, and approximately one million new cases of gastric cancer are diagnosed each year.  The illness shows a marked geographic distribution, with most cases arising in East Asia.  The disease is especially prevalent in Korea, Japan, and China.  The American Cancer Society estimates that approximately 21,000 new cases of gastric cancer will be diagnosed in the U.S. during 2010, resulting in approximately 11,000 deaths.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies. Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Survival data from AGENDA are projected to be available in May 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com